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Exhibit 5

Opinion of Pepper Hamilton LLP

April 11, 2003



Yardville National Bancorp
2465 Kuser Road
Hamilton, NJ  08690

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Yardville National Bancorp, a New Jersey corporation (the "Company"), in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of an aggregate of 596,654 shares of the Company's common stock, no par value per share (the "Shares"), which were issued by the Company in connection with a private transaction in August 2001 to the selling stockholders named in the prospectus filed as part of the Registration Statement under the caption "Selling Stockholders."

In our capacity as counsel, you have requested that we render the opinion set forth in this letter and we are furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company's Registration Statement on Form S-3 originally filed by the Company under the Act with the U.S. Securities and Exchange Commission (the "Commission") on April 11, 2003 (the "Registration Statement"),
(ii) the Company's Restated Certificate of Incorporation, as amended, (iii) the Company's By-Laws, (iv) certain resolutions of the Board of Directors of the Company relating to the Offering, and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

The law covered by this opinion letter is limited to the laws of the State of New Jersey and the Federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion, that the Shares have been duly authorized and validly issued and are fully paid and nonassessable by the Company under the New Jersey Business Corporation Act.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus filed as part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

As counsel to the Company, we have furnished this opinion letter to you in connection with the filing of the Registration Statement. This opinion letter may also be relied upon by any investor purchasing Shares in the Offering. Except as otherwise set forth herein, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Very truly yours,

/s/
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PEPPER HAMILTON LLP






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